Exhibit 19(a)(5)

December 5, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read the statements made by Amplify ETF Trust (copied below) which we understand will be filed with the Securities and Exchange Commission pursuant to Item 13(a)(4) of Form N-CSR on behalf of Amplify ETF Trust for the year ended September 30, 2024. We agree with the statements concerning WithumSmith+Brown, PC.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York

Change in Independent Registered Public Accounting Firm

As a result of the Reorganization of the ETF Mangers Trust (the “Trust”, “Predecessor Funds”) after the close of business on January 26, 2024, there was a change in accountants from Withum Smith + Brown, PC, the Predecessor Fund’s independent registered public accounting firm, to Cohen & Company, Ltd., the independent registered public accounting firm that the Board selected for the Funds at a meeting held on June 16, 2023, upon the recommendation of the Trust’s Audit Committee.

During the fiscal years ended September 30, 2022 and September 30, 2023, and the subsequent interim period through January 26, 2024, there were no (1) disagreements with WithumSmith+Brown, PC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, or (2) reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). The audited reports by WithumSmith+Brown, PC on the financial statements of the Predecessor Funds as of and for the fiscal years ended September 30, 2022 and September 30, 2023, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended September 30, 2022 and September 30, 2023, and the subsequent interim period through January 26, 2024, (i) the Predecessor Funds did not (a) consult with Cohen & Company, Ltd. as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements or (b) receive a written report or oral advice that Cohen & Company, Ltd. concluded was an important factor considered in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) the Predecessor Funds did not consult Cohen & Company, Ltd. on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).